Exhibit (j)(3) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and

Board of Trustees of

Federated High Yield Trust:

We consent to the use of our reports dated November 20, 2018, with respect to the financial statements of Federated Equity Advantage Fund, a portfolio of Federated High Yield Trust, as of September 30, 2018, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm”, in the statements of additional information.

/s/ KPMG LLP

Boston, Massachusetts

November 20, 2018